Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Second Quarter of 2009

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 23, 2009--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the second quarter ended June 30, 2009 of $39.7 million, representing a decrease of 11.9% compared with $45.0 million for the second quarter of 2008 and an increase of 3.9% compared with $38.2 million for the first quarter of 2009. Net income for the quarter was $10.6 million, or $0.35 per diluted share, a decrease of 21.4% compared with $13.5 million, or $0.43 per diluted share, for the second quarter of 2008, and an increase of 3.9% compared with $10.2 million, or $0.34 per diluted share, for the first quarter of 2009.

“It was a solid quarter with sequential growth driven primarily from the cellular infrastructure and microwave communication markets,” said Stephen Daly, Chairman and CEO. “Our engineering team introduced 21 new products, including two high performance phase lock loop (PLL) products. These new products are in-line with our strategy to provide innovative technology to the markets we serve and provide additional growth opportunities for us.”

For the second quarter of 2009, revenue from customers in the United States was $14.4 million, or 36.3% of the company’s total revenue, and revenue from customers outside the United States was $25.3 million, or 63.7% of total revenue. Gross margin was 70.4% for the second quarter as compared with 70.8% for the second quarter of 2008 and 71.5% for the first quarter of 2009. Operating income for the second quarter was $16.2 million, or 40.8% of revenue. Total cash and cash equivalents at the end of the second quarter of 2009 was $197.9 million, an increase of $13.4 million for the quarter.

Business Outlook

The company expects revenue for the third quarter ending September 30, 2009 to be in the range of $40.0 million to $41.0 million and net income to be in the range of $10.0 million to $10.9 million, or $0.33 to $0.36 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the Webcast and Events icon located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 1744102. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loop (PLL), phase shifters, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the current recession, the related disruption in credit markets and weak macro-economic conditions on demand for our products; our ability to manage effectively our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$197,945	$180,856
Accounts receivable, net	21,999	27,650
Inventories	15,675	13,981
Deferred costs	105	139
Income taxes receivable	2,761	20
Prepaid expenses and other current assets	949	1,127
Deferred taxes	7,076	6,206
Total current assets	246,510	229,979
Property and equipment, net	19,758	17,927
Other assets	6,227	7,178
Total assets	$272,495	$255,084

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,629	$2,778
Accrued expenses	6,423	6,836
Deferred revenue and customer advances	3,420	3,471
Total current liabilities	13,472	13,085
Long-term income taxes payable	4,792	4,689
Deferred taxes	554	381
Total liabilities	18,818	18,155
Total stockholders' equity	253,677	236,929
Total liabilities and stockholders' equity	$272,495	$255,084

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$39,673	$45,038	$77,868	$88,330
Cost of revenue	11,746	13,149	22,615	26,084
Gross profit	27,927	31,889	55,253	62,246
	70.4%	70.8%	71.0%	70.5%
Operating expenses:
Research and development	5,236	5,862	11,268	11,574
Sales and marketing	3,704	4,027	7,103	8,033
General and administrative	2,796	2,198	4,994	4,165
Total operating expenses	11,736	12,087	23,365	23,772
Income from operations	16,191	19,802	31,888	38,474
	40.8%	44.0%	41.0%	43.6%

Interest and other income, net	159	720	285	1,879
Income before income taxes	16,350	20,522	32,173	40,353
Provision for income taxes	5,764	7,060	11,402	13,841
Net income	$10,586	$13,462	$20,771	$26,512

Earnings per share:
Basic	$0.36	$0.44	$0.71	$0.86
Diluted	$0.35	$0.43	$0.70	$0.85

Weighted Average Shares Outstanding:
Basic	29,356	30,769	29,339	30,748
Diluted	29,833	31,351	29,758	31,311

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer